EX-10.1 2 ex10_1.htm EXHIBIT 10.1

EXHIBIT 10.1

SHARE EXCHANGE AGREEMENT

among

CLEAR TV VENTURES, INC., a Nevada Corporation,

PETLIFE CORPORATION, a Delaware Corporation,

and

THE SHAREHOLDERS OF PETLIFE CORPORATION

_____

Dated:  April 17, 2014

This SHARE EXCHANGE AGREEMENT (the “Agreement”) has been made and entered into as of this 17th day of April, 2014, by and among Clear TV Ventures, Inc., formerly known as Eco Ventures Group., a Nevada corporation having its principal business address at 28562 Oso Parkway, Unit D, Rancho Santa Margarita, CA 92688 (“ECO VENTURES” or the “Company”) and PETLIFE Inc., a Delaware corporation having its principal business address at 433 N. Camden Drive, 6th Floor, Beverly Hills, CA  90210 ("PETLIFE"), and the shareholders of PETLIFE that represent 100% of the issued and outstanding shares of PETLIFE and their designees as set forth on Schedule 1.1 attached hereto (collectively, jointly and severally "PETLIFE Parties"). When used herein, the Company, and PETLIFE Parties, and each of them, may hereinafter be referred to individually as a “Party” collectively as the “Parties”.

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Nevada Revised Statutes (the “NRS”) and the Delaware General Corporation Law (“DGCL”), the Company and PETLIFE intend to enter into a certain business combination transaction;

WHEREAS, the board of directors of PETLIFE (i) has determined that the Share Exchange (as defined in Section 1.1 below) is in the best interests of PETLIFE and its shareholders (ii) has approved this Agreement, the Share Exchange, and the other transactions contemplated hereby (collectively, the “Transactions”) (iii) has adopted a resolution declaring the Share Exchange advisable, and (iv) has determined to recommended approval of this Agreement by, and directed that this Agreement be submitted to a vote of, the shareholders of PETLIFE;

WHEREAS, the board of directors of the Company (i) has determined that the Share Exchange is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders, (ii) has approved this Agreement, the Share Exchange and the Transactions, (iii) has adopted a resolution declaring the Share Exchange advisable, and (iv) has approved the issuance or delivery of certain shares of the common stock of the Company, $.01 par value per share (“Company Common Stock”), pursuant to the Share Exchange; and

WHEREAS, capitalized terms used throughout this Agreement shall have the meanings assigned to them in Section 10.2 or in the applicable Section of this Agreement to which reference is made within Section 10.3.

WHEREAS, Eco Ventures will supply one hundred thousand US dollars ($100,000) to cover all expenses of the business combination including, but not limited to, filing fees, legal fees and accounting fees.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE SHARE EXCHANGE

1.1           The Share Exchange.  Subject to the terms and conditions of this Agreement, following the Closing Date (as hereinafter defined) and subject to Escrow Agreement:

(a)           the Company shall issue or deliver certificates representing 40,000,000 shares of the Company Common Stock to the PETLIFE Shareholders in the name of the PETLIFE Shareholders pursuant to separate instructions to be delivered following the Closing Date to Escrow Agent, and

(b)           PETLIFE agrees to deliver to the Company the shares of PETLIFE outstanding immediately prior to the Effective Time representing all (100%) of the capital stock of PETLIFE.

1.2           Effective Time; Closing.  The closing of the Share Exchange (the “Closing”) shall take place upon execution of this Agreement, provided that the Closing shall be into an escrow administered by Davisson & Associates, PA, Minneapolis, MN (“Escrow Agent”) in

accordance with Escrow Agreement executed contemporaneously herewith.   Each and every delivery of a document or instrument contemplated in this Agreement shall be made to the Escrow Agent who shall hold, administer, and distribute such document or instrument as provided in this Agreement and Escrow Agreement.

Exhibit 10.1 -- Page 2

1.3           Effects of the Share Exchange.  Upon completion of delivery of consents and shares described in Section 1.1:

(a)           PETLIFE shall be a wholly owned subsidiary of the Company;

(b)           PETLIFE Shareholders and their designees shall hold 40,000,000 shares of the Company Common Stock, which shall constitute not less than eighty percent (80%) of the issued and outstanding stock of the Company, to be distributed among PETLIFE Shareholder as set forth in Schedule 1.1;

(c)           the certificate of incorporation of the Company shall be amended to effect the name change to PETLIFE Inc.;

(d)           the directors of PETLIFE immediately prior to the Closing Date shall remain the directors and officers of the PETLIFE, to hold office until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified, all in accordance with the certificate of incorporation and Bylaws of the Company and applicable Law;

(e)           The Board of Directors of the Company shall be increased by appropriate action to accommodate additional directors; and

(f)           The directors of PETLIFE shall be appointed to the Board of Directors of the Company and, upon such appointment, shall constitute the majority of the Board.

1.4           Post-Share Exchange Actions.

(a)           Immediately following the Closing Date:

(i)           the officers of the Company (Randall Lanham) prior to the Closing Date shall resign his respective positions as officer of the Company;

(ii)           the sole director of the Company (Randall Lanham) shall resign from his seat on the board of directors of the Company; and

(b)           As soon as practicable following the Closing Date:

(i)           the board of directors of the Company, through appropriate action duly taken, shall amend the Bylaws of the Company to permit a board of directors of not less than one (1) nor more than twelve (12) directors;

(ii)           the board of directors of the Company, through appropriate action duly taken, shall appoint as directors to fill some or all of such vacancies such persons as identified by PETLIFE immediately prior to the Share Exchange;

(iii)           the board of directors of the Company, through appropriate action duly taken, shall elect new officers of Company who shall be the same officers as PETLIFE had prior to the Share Exchange;

Exhibit 10.1 -- Page 3

(iv)                Dr. Arthur Gant Mikaelian intends to prepare and file one or more new patent applications in the United States and other countries for veterinary applications.  The applications will be filed at the Company’s cost.   Following the filing of such applications, Dr. Arthur Grant Mikaelian will assign them to PETLIFE.  When issued, it is anticipated that the contemplated new patent(s) will be similar to U.S. Patent No. 8,097,284 B2 but with focused applications in the veterinary industry.  For the purpose of this Agreement, the term “PETLIFE IP” includes but is not limited to: (A) patents and patent applications filed/assigned hereunder; (B) any international counterparts thereof; (C) any divisionals, continuations, continuations-in-part, refilings, and extensions of any of the foregoing patents and patent applications; (D) all substitutions, reissues, renewals, reexaminations, patents of addition, and inventors' certificates thereof, patent term extensions, supplementary protection certificates and data packages exclusivity and extensions of the foregoing patents; and (E) all patents issuing from any of the foregoing. The forgoing shall be assigned to PETLIFE free from all liens and encumbrances or rights of any third parties.

(v)              Dr. Arthur Grant Mikaelian and/or Medolife International, Inc., a Delaware corporation (“Medolife”) has developed and is the holder of certain intellectual property including but not limited to that embodied in U.S. Patent No. 8,097,284 B2 as a “polarized dilute blue scorpion venom solution and a method for administering dilute scorpion venom solution wherein the polarized dilute scorpion venom solution provides treatment to various diseases and conditions such as relieving pain, improving immune-system responses, treating cancer, preventing cancer, improving quality of sleep, reducing inflammation, and minimizing negative biological response to chemotherapy and radiation treatment” (the “Compound”) the Compound and its administration is referred to as the “Nutraceutical Products.”  The Compound and the Nutraceutical Products are positioned for sale/licensing in human use by Medolife while Petlife has been formed for the purpose of using, selling and or licensing the Compound, the Nutraceutical Products and/or derivations thereof or synthetic variations thereof in veterinary applications.  To the extent necessary for its business operations, the rights to the utilization of the Compound and Nutraceutical Products for use in the veterinary market shall be provided to PETLIFE, by execution of a perpetual, fully paid, exclusive, worldwide license (the "Licensed IP").

(vi) Notwithstanding anything to the contrary, to the extent necessary to protect its interests, PETLIFE shall (A) prosecute any patent applications and patents that are the subject of the license granted by this Agreement, (B) the right to seek any extensions, modifications, continuations, (C) the right to defend any claims of infringement and (D) otherwise take any and all action necessary to protect its interest in the same to the fullest extent of the law and it shall be entitled to reimbursement and indemnification from Medolife to the extent that PETLIFE assumes such prosecution or the defense of any patents licensed to it.  It shall be PETLIFE’s responsibility to prosecute and defend any and all patent applications and patents issued that it holds directly.

(c)           PETLIFE shall enter into a joint venture or business arrangement granting the perpetual, exclusive, worldwide right for the multilevel marketing of the PETLIFE products and infomercials of the same with RLLA, Inc. or its assigns.  The terms of the joint venture agreement shall be negotiated in good faith by the parties.

 1.5           Further Assurances.  If, at any time after the Closing Date, the Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Company its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the constituent corporations, or (b) otherwise to carry out the purposes of this Agreement, the Company and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either constituent corporation, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either constituent corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Company’s right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such constituent corporation and otherwise to carry out the purposes of this Agreement. Specifically, with respect to the intellectual property that is the subject of the core business of PETLIFE.

Exhibit 10.1 -- Page 4

ARTICLE II

 EXCHANGE OF CERTIFICATES

2.1           Conversion of Securities; Cancelation of Securities.  At the Closing Date, by virtue of the Exchange Agreement and without any action on the part of PETLIFE or the Company (each stockholder of PETLIFE being referred to individually hereinafter as a “PETLIFE Stockholder”):

(a)           Subject to the other provisions of this Section 2.1 and to Section 2.2, the shares of common stock of PETLIFE (“PETLIFE Shares” or “Exchangeable Shares”) issued and outstanding immediately prior to the Closing Date (each, an “Exchangeable Share”) shall be automatically exchangeable without payment of any additional consideration into forty million (40,000,000) shares of fully paid and non-assessable Company Common Stock; provided, however, that, in the event that any Shares of PETLIFE  outstanding immediately prior to the Effective Time are unvested or otherwise subject to a repurchase option, risk of forfeiture,  or other agreement with the Company, then the shares of Company Common Stock to be issued in exchange for such Shares of PETLIFE  shall also be unvested and subject to the same repurchase option, risk of forfeiture or other condition without regard, however, to any provisions regarding the acceleration of vesting in the event of certain transactions that may otherwise be applicable.  At the Closing Date, (a) any Shares of PETLIFE shall be exchanged for certificates representing whole shares of Company Common Stock issued in consideration therefor upon the surrender of such Shares in accordance with the provisions of Section 2.2 of this Agreement, and

(b) the certificates representing any shares of Company Common Stock which have been exchanged for Shares of PETLIFE  which, immediately prior to the Closing Date, had been unvested or otherwise subject to a repurchase option, risk of forfeiture, or other condition under any applicable restricted stock purchase or other agreement with PETLIFE, shall contain an appropriate legend evidencing such continuing restriction.

 (b)           It is expressly understood and acknowledged that no fractional shares of Company Common Stock shall be issued in connection with the Share Exchange and that no holder of Exchangeable Common Shares shall be entitled to receive a cash payment in lieu of any fractional share of Company Common Stock.

2.2           Exchange of Securities and Certificates.

(a)           Upon receipt of notice from PETLIFE to the Company of PETLIFE’s receipt of PETLIFE Shareholders Approval, the Company shall deposit, or shall cause to be deposited, with the Escrow Agent, for the benefit of the PETLIFE Parties in accordance with this Article II, through the Escrow Agent, certificates representing (i) the whole shares of Company Common Stock issuable pursuant to Section 2.1(a).  The Escrow Agent shall, pursuant to irrevocable instructions from the Company and PETLIFE, deliver the various certificates for securities to be issued pursuant to Section 2.1 and Schedule 1.1. ”).

(b)           As promptly as reasonably practicable after the Escrow Closing Date, the Company (following the change in control contemplated by the Share Exchange) will instruct the Escrow Agent to mail to each party listed on Schedule 1.1: (i) a letter of transmittal, and (ii) instructions for use in effecting the surrender of PETLIFE Shares in exchange for Company Common Stock, which instructions shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Company Common Stock shall pass, only upon proper delivery of the certificates representing the PETLIFE Shares to the Escrow Agent for use in exchanging the Exchangeable Shares for the Company Common Stock. As to PETLIFE Shareholders, upon surrender of a Share for cancellation to the Escrow Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Exchangeable Shares shall be entitled to receive certificates evidencing the Company Common Stock due to such holder in accordance with Section 2.1(a), together with any dividends or distribution to which such holder may otherwise be entitled, and the Shares(s) so surrendered shall immediately transferred to the Company. Subject to Section 2.2(e), under no circumstances will any holder of a certificate representing Exchangeable Shares be entitled to receive any of the Company Common Stock or certificates evidencing the same until such holder shall have surrendered any and all certificates reflecting the corresponding Exchangeable Shares from which such entitlement derives.

Exhibit 10.1 -- Page 5

(c)           In the event of a transfer of ownership of Exchangeable Shares which has not been registered in the transfer records of PETLIFE, the Exchangeable Shares may be delivered by the Escrow Agent in accordance with this Article II to the Person other than the Person in whose name the surrendered certificate is surrendered if (i) the certificate(s) evidencing such Exchangeable Shares is/are presented to the Escrow Agent, properly endorsed and accompanied by all documents required to evidence and effect such transfer, including without limitation an opinion of counsel for PETLIFE that such transfer was effected in compliance with all federal and state securities Laws, and (ii) evidence is presented in form satisfactory to Escrow Agent that any applicable Taxes have been duly paid, or, if not paid, the Person requesting such issuance pays to the Escrow Agent any and all Taxes required as a result of the issuance to a Person other than the registered holder of the certificate.

                     (d)  Notwithstanding anything to the contrary contained herein, holder of Exchangeable   Shares shall be entitled to receive shares of Company Common   Stock under this Section 2.2 shall receive them on the condition and subject to the requirements that if sold pursuant to Rule 144, such Person shall have first obtained an opinion of counsel for the Company that substantially provides that the sale of such shares will be exempt from the registration requirements of the Securities Act based on the provisions of Section 4(1) thereof and Rule 144 promulgated thereunder.

2.3           Withholding.  Each of the Company and the Escrow Agent shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to any holder of Exchangeable Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable state, local or foreign Tax Law.  To the extent that amounts are so withheld by the Company or the Escrow Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Exchangeable Shares in respect of which such deduction and withholding was made by the Company or the Escrow Agent, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PETLIFE SHAREHOLDERS

Each of the PETLIFE Shareholders represents and warrants (for himself or herself only, and not for any other PETLIFE Shareholders) to the Company that the statements contained in this Article III are true and correct.

3.1   Title to Shares  To the best of knowledge of PETLIFE Parties, the PETLIFE Shareholder is the legal and beneficial owner of the Exchangeable Shares to be transferred to the Company (the “PETLIFE Shares”), and upon consummation of the Share Exchange contemplated herein, the Company will acquire from  such PETLIFE Shareholder good and marketable title to the PETLIFE Shares, free and clear of all liens excepting only such restrictions hereunder upon future transfers by the Company, if any, as may be imposed by applicable law.

3.2   Due Authorization.  The PETLIFE Shareholder has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby.  This Agreement constitutes the valid and binding obligation of the PETLIFE Shareholder, enforceable against the PETLIFE Shareholder in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

3.3   Purchase for Investment.

(a)   The PETLIFE Shareholder is acquiring the Company Common Stock for investment for such PETLIFE Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the PETLIFE Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  The PETLIFE Shareholder further represents that he/she/it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the shares of the Company Common Stock.

Exhibit 10.1 -- Page 6

(b)   The PETLIFE Shareholder understands that the shares he/she/it is to receive of the Company Common Stock are not registered under the Securities Act on the ground that the sale and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that the Company’s reliance on such exemption is predicated on the PETLIFE Shareholder’s representations set forth herein.

3.4   Investment Experience.  The PETLIFE Shareholder acknowledges that he/she/it can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that she is capable of evaluating the merits and risks of the investment in the shares of the Company Common Stock.

3.5   Restricted Securities.  The PETLIFE Shareholder understands that the Company shares he is to receive pursuant to the Share Exchange may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Company shares or any available exemption from registration under the Securities Act, the Company shares must be held indefinitely.  The shareholder is aware that the Company shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met.  Among the conditions for use of Rule 144 may be the availability of current information to the public about the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PETLIFE

PETLIFE hereby represents and warrants to the Company that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Escrow Closing Date:

4.1           Organization and Qualification.  PETLIFE is a corporation validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate their properties and to carry on their business as it is now being conducted. PETLIFE is duly qualified or licensed as a foreign corporation to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on PETLIFE or its operations.  PETLIFE does not have Subsidiaries.

4.2           Certificate of Incorporation and Bylaws.  PETLIFE has previously furnished or made available to the Company a complete and correct copy of the certificate of incorporation and Bylaws or equivalent organizational documents, each as amended to date, of PETLIFE and each of its Subsidiaries.  Neither PETLIFE nor any such Subsidiary is in violation of any provision of its certificate of incorporation or Bylaws.

4.3           Books and Records.

(a)         The books of account, minute books, stock record books, and other records of PETLIFE are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.  The minute books of PETLIFE contain accurate and complete records of all meetings held of, consents of, and corporate action taken by, the stockholders, the board of directors and such Subsidiaries, and no meeting of such Shareholders, boards of directors or committees has been held for which minutes have not been prepared and are not contained in such minute books.

(b)         None of the records, systems, data or information of PETLIFE is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held or accessible by any means (including, but not limited to, an electronic, mechanical or photographic process computerized or not) which are not under the exclusive ownership and direct control of either PETLIFE, as the case may be.

Exhibit 10.1 -- Page 7

4.4           Authority Relative To This Agreement.

(a)           PETLIFE has all necessary corporate power and authority to execute and deliver this Agreement and the other Operative Agreements and, with respect to the Share Exchange, upon the approval of this Agreement by PETLIFE’s Shareholders in accordance with this Agreement and applicable Law, to perform its obligations hereunder and to consummate the Transactions.  The execution and delivery of this Agreement and the other Operative Agreements by PETLIFE and the consummation by PETLIFE of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of PETLIFE are necessary to authorize this Agreement or to consummate the Transactions, other than, with respect to the Share Exchange, the approval of this Agreement and the Share Exchange by PETLIFE’s Shareholders in accordance with applicable Law. This Agreement has been duly and validly executed and delivered by PETLIFE, and constitutes a legal, valid and binding obligation of PETLIFE, enforceable against PETLIFE in accordance with its terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b)           In accordance with PETLIFE’s certificate of incorporation, its Bylaws, and the DGCL, the affirmative vote of the combined holders of a majority of the then-outstanding Shares of PETLIFE is the only vote of PETLIFE necessary to approve the Share Exchange, and such vote, in accordance with PETLIFE’s certificate of incorporation, Bylaws, and the NRS, may be duly obtained by written consent in lieu of a meeting.

4.5           No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement and the other Operative Agreements by PETLIFE does not, and the performance of this Agreement and the other Operative Agreements by PETLIFE will not (in each case, with or without the giving of notice or lapse of time, or both), be subject to (x) with respect to the Share Exchange, obtaining the requisite approval of this Agreement and the Share Exchange by PETLIFE’s Shareholders in accordance with this Agreement and applicable Law, and (y) obtaining the consents (the “Required PETLIFE Consents”), approvals, Authorizations and permits: (i) conflict with or violate the certificate of incorporation, Bylaws or equivalent organizational documents of PETLIFE, (ii) conflict with or violate any Law applicable to PETLIFE or by which any property or asset of PETLIFE is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination,  unilateral amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of PETLIFE, or require the consent of any third party pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which PETLIFE is a party or by which PETLIFE or any property or asset of PETLIFE its Subsidiaries is bound or affected, except for such conflicts, violations, breaches, defaults or other occurrences, which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on PETLIFE.

(b)           The execution and delivery of this Agreement and the other Operative Agreements by PETLIFE does not, and the performance of this Agreement and the other Operative Agreements by PETLIFE will not, require any consent, approval, Authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign.

4.6           Permits; Compliance.  PETLIFE is in possession of all franchises, grants, Authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for PETLIFE or any such Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted, except for those which the failure to possess would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on PETLIFE (the “PETLIFE Permits”) and, as of the date hereof, no suspension or cancellation of any of the PETLIFE Permits is pending or, to the Knowledge of PETLIFE, threatened, except such suspension or termination as would not reasonably be expected to have a Material Adverse Effect on PETLIFE.  PETLIFE is not in conflict with, or in default or violation of, or, with the giving of notice or the passage of time, would be in conflict with, or in default or violation of, (a) any Law applicable to PETLIFE or by which any property or asset of PETLIFE is bound or affected, or (b) any of the PETLIFE Permits.

Exhibit 10.1 -- Page 8

4.7           Undisclosed Liabilities.  PETLIFE does not have any material Liability, except for (i) Liabilities set forth on the face of the Most Recent PETLIFE Balance Sheet (rather than in any notes thereto), and (ii) Liabilities which have arisen since the date of the Most Recent PETLIFE Balance Sheet in the Ordinary Course of Business.

4.8           Taxes.

(a)           PETLIFE will have file all Tax Returns required to have been filed by or with respect to PETLIFE, (ii) each such Tax Return correctly and completely reflects all liability for Taxes and all other information required to be reported thereon, (iii) all Taxes owed by PETLIFE have been timely paid, and (iv) PETLIFE has adequately provided for, in its books of account and related records, all Liability for unpaid Taxes, being current Taxes not yet due and payable.

(b)           PETLIFE has withheld and timely paid all Taxes required to have been withheld and paid by it and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(c)           PETLIFE (i) is not the beneficiary of any extension of time within which to file any Tax Return, nor has PETLIFE made (or had made on its behalf) any requests for such extensions, or (ii) has not waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(d)           There is no Action now pending or threatened against or with respect to the PETLIFE in respect of any Tax or any assessment or deficiency, and there are no liens for Taxes (other than current Taxes not yet due and payable) upon the assets of PETLIFE. Tax returns are prepared by CPA but are not audited per say

(e)           None of the assets or properties of PETLIFE constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code.  Neither PETLIFE nor any of its Subsidiaries is a party to any “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, or to any “long-term contract” within the meaning of Section 460 of the Code. Neither PETLIFE nor any of its Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. PETLIFE is not a “foreign person” within the meaning of Section 1445 of the Code.

(f)           PETLIFE has not agreed to and is not required to make by reason of a change in accounting method or otherwise, or could be required to make by reason of a proposed or threatened change in accounting method or otherwise, any adjustment under Section 481(a) of the Code.  Neither PETLIFE nor any of its Subsidiaries has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 5-year period ending as of the date of this Agreement.

(i)           PETLIFE (i) has never been a party to any Tax allocation or sharing agreement or Tax indemnification agreement, (ii) has never been a member of an affiliated, consolidated, condensed or unitary group, or (iii) does not have any Liability for or obligation to pay Taxes of any other Person under Treas. Reg. 1.1502-6 (or any similar provision of Tax Law), or as transferee or successor, by Contract or otherwise.  PETLIFE is not a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income tax purposes.

(j)           PETLIFE is not required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Effective Time, or (iii) prepaid amount received on or prior to the Effective Time.

(k)           PETLIFE has not entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

Exhibit 10.1 -- Page 9

(l)           The accrued but unpaid Taxes of PETLIFE (i) did not, as of the date of the Most Recent PETLIFE Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent PETLIFE Balance Sheet (rather than in any notes thereto), and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of PETLIFE in filing its Tax Returns.  Since the date of the Most Recent PETLIFE Balance Sheet, PETLIFE has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

4.9           Title to Personal Property.

(a)           With respect to personal properties and assets that are purported to be owned by PETLIFE, including all properties and assets reflected as owned on the Most Recent PETLIFE Balance Sheet (other than inventory sold and items of obsolete equipment disposed of in the Ordinary Course of Business since the date thereof), PETLIFE or one of its Subsidiaries has good and valid title to all of such properties and assets, free and clear of all Liens other than Permitted Liens.

(b)             With respect to personal properties and assets that are leased, PETLIFE or one of its Subsidiaries has a valid leasehold interest in such properties and assets and all such leases are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto. Neither PETLIFE nor any of its Subsidiaries nor any other party thereto is in violation of any of the terms of any such lease.

4.10    Condition of Tangible Fixed Assets.  All buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and assets which are owned, leased or used by PETLIFE are structurally sound, free from material defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the regular and Ordinary Course of Business and conform in all material respects to all Laws and Authorizations relating to their construction, use and operation.

4.11           Inventory.  PETLIFE does not have inventory.

4.12           Product Warranty.  PETLIFE does not currently manufacture products; there are no outstanding product warranties.

4.13           Product Liability.  PETLIFE does not have any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product produced, distributed, sold, leased, or delivered by any of PETLIFE.

4.14 Real Property.  PETLIFE is not party to any real property leases.

4.15           Material Contracts.  To the best of PETLIFE Parties’ knowledge, PETLIFE is not a party to any Contract (“a PETLIFE Material Contract”), which is:

(i)           for the purchase of materials, supplies, goods, services, equipment or other assets and that involves or would reasonably be expected to involve (A) annual payments by PETLIFE of $5,000 or more, or (B) aggregate payments by PETLIFE of $5,000 or more;

(ii)           (A) for the sale by PETLIFE of materials, supplies, goods, services, equipment or other assets, and that provides for (1) a specified annual minimum dollar sales amount by PETLIFE of $5,000 or more, or (2) aggregate payments to PETLIFE of $5,000 or more, or (B) pursuant to which PETLIFE received payments of more than $5,000 in the year ended December 31, 2012, or expects to receive payments of more than $5,000 in the year ending December 31, 2013;

Exhibit 10.1 -- Page 10

(iii)           that continues over a period of more than six (6) months from the date hereof and provides for payments to or by PETLIFE exceeding $5,000, except for arrangements disclosed pursuant to the preceding subparagraphs (i) and (ii);

(iv)           that is an employment, consulting, termination or severance Contract that involves or would reasonably be expected to involve the payment of $5,000 or more by PETLIFE following the date hereof, except for any such Contract that is terminable at-will by PETLIFE without liability to PETLIFE or any such Subsidiary;

(v)           that is a distribution, dealer, representative or sales agency Contract, other than Contracts entered into in the Ordinary Course of Business with distributors, representatives and sales agents that are cancelable without penalty on not more than one hundred eighty (180) days’ notice and does not deviate in any material respect from PETLIFE’s standard form;

(vi)           that is a (A) lease, or (B) Contract for the lease of personal property, in each case which provides for payments to or by PETLIFE in any one case of $12,000 or more annually or $25,000 or more over the term of such PETLIFE Lease or lease;

(vii)           which provides for the indemnification by PETLIFE of any Person, the undertaking by PETLIFE to be responsible for consequential damages, or the assumption by PETLIFE of any Tax, environmental or other Liability;

(viii)           that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the Ordinary Course of Business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(ix)           for any capital expenditure or leasehold improvement in any one case in excess of $12,000 or any such Contracts in the aggregate greater than $20,000;

(x)           that restricts or purports to restrict the right of PETLIFE to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive distribution rights, in any market, field or territory;

(xi)           that is a partnership, joint venture, joint development or similar Contract;

(xii)           that relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(xiii)           that is a collective bargaining Contract or other Contract with any labor organization, union or association; and

(ix)           that is a Contract or series of Contracts, the termination or breach of which would reasonably be expected to have a Material Adverse Effect on PETLIFE and not previously disclosed pursuant to this Section 4.15.

 (b)           To PETLIFE’s Knowledge, neither PETLIFE nor any other relevant party is in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any PETLIFE Material Contract, and neither PETLIFE nor any of its Subsidiaries has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured.  No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any PETLIFE Material Contract.

Exhibit 10.1 -- Page 11

(c)           PETLIFE has provided accurate and complete copies of each PETLIFE Material Contract to the Company.

(d)           All Contracts other than PETLIFE Material Contracts to which PETLIFE is a party or is subject, or by which any of their respective assets are bound (collectively, the “PETLIFE Minor Contracts”), are in all material respects valid and enforceable in accordance with their terms.  Neither PETLIFE nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder by PETLIFE, except in either case where any such default or defaults could not reasonably be expected have, individually or in the aggregate, a Material Adverse Effect on PETLIFE taken as a whole.

4.16           Litigation.  To the best of knowledge of PETLIFE Parties: (i) there is no Proceeding pending or threatened against PETLIFE, which (a) individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on PETLIFE, or (b) seeks to and is reasonably likely to significantly delay or prevent the consummation of the Share Exchange, (ii) there is no Proceeding against any current or former director or employee of PETLIFE or any of their Subsidiaries with respect to which PETLIFE has or is reasonably likely to have an indemnification obligation, and (iii) neither PETLIFE nor any of its Subsidiaries, nor any property or asset of PETLIFE is in violation of any Order having, individually or in the aggregate, a Material Adverse Effect on PETLIFE.

4.17 Labor and Employment Matters.  Petlife does not employ employees.

  4.18             Environmental.  To the best of Knowledge of PETLIFE Parties, it is not, and has not been, required to secure Environmental Permits at the current stage of its operations.

4.19           Absence of Certain Changes or Events.  Since December 31, 2013, except as may be contemplated by, or disclosed pursuant to, this Agreement:

(a)           there has not been any event or events (whether or not covered by insurance), individually or in the aggregate, which have had a Material Adverse Effect on PETLIFE, including without limitation the imposition of any security interests on any of the assets of PETLIFE;

(b)           there have not been any amendments or other modifications to the certificate of incorporation or Bylaws of either PETLIFE;

(c)           there has not been any entry by PETLIFE nor any of its Subsidiaries into any commitment or transaction material to PETLIFE or such Subsidiaries, except in the Ordinary Course of Business and consistent with past practice, including without limitation any (i) borrowings or the issuance of any guaranties, (ii) any capital expenditures in excess of $20,000, or (iii) any grant of any increase in the base compensation payable, or any loans, to any directors, officers or employees;

(d)           there has not been, other than pursuant to the Plans, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the Ordinary Course of Business consistent with past practice.

(e)           there have not been any material changes by PETLIFE in its accounting methods, principles or practices;

(f)           neither PETLIFE nor any of its Subsidiaries has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its securities;

Exhibit 10.1 -- Page 12

(g)           neither PETLIFE nor any of its Subsidiaries has split, combined or reclassified any of its securities, or issued, or authorized for issuance, any securities;

(h)           there has not been any material damage, destruction or loss with respect to the property and assets of PETLIFE, whether or not covered by insurance;

(i)           there has not been any revaluation of PETLIFE’s or any of its Subsidiaries’ assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the Ordinary Course of Business consistent with past practice; and

(j)           neither PETLIFE nor any of its Subsidiaries has agreed, whether in writing or otherwise, to do any of the foregoing.

4.20           Solvency. No Order has been made, petition presented, or resolution passed for the winding up (or other process whereby the business is terminated and the assets of the subject company are distributed among its creditors and/or shareholders) of either PETLIFE.  There are no cases or Proceedings of any kind pending under any applicable insolvency, reorganization or similar Law in any jurisdiction concerning PETLIFE, and no circumstances exist which, under applicable Law, would justify any such cases or Proceedings.  No receiver or trustee has been appointed with respect to all or any portion of PETLIFE business or assets.

4.21           Brokers or Finders.  PETLIFE shall indemnify and hold harmless the Company and the officers and directors of the Company from any obligations or liabilities to any person or entity engaged by or to whom PETLIFE is liable for brokerage, investment banking and/or finder’s fees or commissions for services rendered in connection with the Transactions.

4.22           No Illegal Payments.  To the Knowledge of PETLIFE Parties, any Affiliate, officer, agent or employee thereof, directly or indirectly, has, since inception, on behalf of or with respect to PETLIFE, (a) made any unlawful domestic or foreign political contributions, (b) made any payment or provided services which were not legal to make or provide or which PETLIFE or any Affiliate thereof or any such officer, employee or other Person should reasonably have known were not legal for the payee or the recipient of such services to receive, (c) received any payment or any services which were not legal for the payer or the provider of such services to make or provide, (d) had any material transactions or payments which are not recorded in its accounting books and records, or (e) had any off-book bank or cash accounts or “slush funds.”

4.23           Information Supplied.  None of the information furnished or to be furnished by or on behalf of PETLIFE for inclusion or incorporation by reference in the Form 8-K to be filed with the SEC by the Company in connection with the issuance of the Share Exchange Securities pursuant to the Share Exchange, will, as of the time furnished, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

4.24           Antitakeover Statutes.  To the Knowledge of PETLIFE Parties, PETLIFE has or shall have taken all action necessary to exempt the Share Exchange, this Agreement, the Voting Agreement, and the Transactions from the requirements of the DGCL.  Neither such Section nor any other anti-takeover or similar Law applies or purports to apply to the Transactions.  No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws apply to this Agreement or any of the Transactions.

4.25           Compliance with Securities Laws.  Except to the extent as would not have a Material Adverse Effect, individually or in the aggregate, on PETLIFE, to the Knowledge of PETLIFE Parties, the offering and issuance by PETLIFE and any of its Subsidiaries of all securities to date were made and completed in substantial compliance with all applicable state, federal and, if applicable, foreign securities Laws.

Exhibit 10.1 -- Page 13

4.26           Change in Control.  To the Knowledge of PETLIFE Parties, PETLIFE is not a party to any Contract that contains a “change in control,” “potential change in control” or similar provision.

4.27           Powers of Attorney.  To the Knowledge of PETLIFE Parties, there are no material outstanding powers of attorney executed on behalf of PETLIFE or any of their Subsidiaries.

4.28           Material Disclosures.  No statement, representation or warranty made by PETLIFE in this Agreement, or in any certificate, statement, list, schedule or other document furnished or to be furnished to the Company hereunder, contains, or when so furnished will contain, any untrue statement of a material fact, or fails to state, or when so furnished will fail to state, a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are or will be made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES COMPANY

Company hereby represents and warrants to PETLIFE that:

5.1   Due Organization and Qualification; Due Authorization.

(a)   The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to own, lease and operate its business and properties and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted.  The Company is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of the Company.

                       (b)   The Company does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity.

(c)   The Company has all requisite corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby.  The Company has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought, equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

5.2   No Conflicts or Defaults.  The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and shall not (a) contravene the Certificate of Incorporation or By-laws of the Company or (b) with or without the giving of notice or the passage of time (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which the Company is a party or by which the Company is bound, or any judgment, order or decree, or any law, rule or regulation to which the Company is subject, (ii) result in the creation of, or give any party the right to create, any lien, charge, encumbrance or any other right or adverse interest (the “ Liens ”) upon any of the assets of the Company, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform, any material agreement, arrangement or commitment to which the Company is a party or by which the Company’s assets are bound, or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, the Company is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment to which it is a party.

Exhibit 10.1 -- Page 14

5.3   Capitalization.  The authorized capital stock of the Company immediately prior to giving effect to the transactions contemplated hereby consists of 56,666,667 shares of which 50,000,000 have been designated as Company Common Stock, $0.001 par value (the “Common Stock”) and 6,666,667 shares have been designated as preferred stock, $0.001 par value per share (the “Preferred Stock”).  As of the date of this Agreement, there are 2,636,171 shares of Company Common Stock issued and 261,667 shares of Series A Preferred Stock and 406,720 shares of Series B Preferred Stock issued and outstanding, although the shares of preferred stock issued and outstanding will be canceled or converted on or prior to Closing. All of the outstanding shares of Common Stock are, and the Company Shares when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, and have not been or, with respect to the Company Shares will not be, issued in violation of any preemptive right of stockholders.  There is no outstanding voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling the Company to issue, sell, redeem or repurchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for Company Common Stock. The Company has not granted registration rights to any person.

5.4   Financial Statements.  The Company shall provide the PETLIFE Parties copies of the (i) balance sheet of the Company as of May 31, 2013, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended August 31, 2013 and the period from inception to August 31, 2013, including the notes thereto, as audited by ________________, independent registered public accounting firm and (ii) balance sheet of the Company as of November 30, 2013 and the related statements of operations, and cash flows for the three (3)-month period then ended (the “Financial Statements”).  The Financial Statements, together with the notes thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a basis consistent throughout all periods presented.  The Financial Statements present fairly the financial position of the Company as of the dates and for the periods indicated.  The books of account and other financial records of the Company have been maintained in accordance with good business practices. The Company does not have any material Liability, except for (i) Liabilities set forth on the face of the Financial Statements.

5.5.  Books and Records.

(a)         The books of account, minute books, stock record books, and other records of the Company are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.  The minute books of the Company contains accurate and complete records of all meetings held of, consents of, and corporate action taken by, the stockholders, the board of directors and such Subsidiaries, and no meeting of such Shareholders, boards of directors or committees has been held for which minutes have not been prepared and are not contained in such minute books.

(b)         None of the records, systems, data or information of the Company is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held or accessible by any means (including, but not limited to, an electronic, mechanical or photographic process computerized or not) which are not under the exclusive ownership and direct control of the Company.

 5.6.  Taxes.

(a)           The Company has duly and timely filed all Tax Returns required to have been filed by or with respect to The Company, (ii) each such Tax Return correctly and completely reflects all liability for Taxes and all other information required to be reported thereon, (iii) all Taxes owed by The Company have been timely paid, and (iv) The Company has adequately provided for, in its books of account and related records, all Liability for unpaid Taxes, being current Taxes not yet due and payable.

(b)           The Company has withheld and timely paid all Taxes required to have been withheld and paid by it and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

Exhibit 10.1 -- Page 15

(c)           The Company (i) is not the beneficiary of any extension of time within which to file any Tax Return, nor has PETLIFE made (or had made on its behalf) any requests for such extensions, or (ii) has not waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(d)           There is no Action now pending or threatened against or with respect to The Company in respect of any Tax or any assessment or deficiency, and there are no liens for Taxes (other than current Taxes not yet due and payable) upon the assets of the Company.  The cancellation of Indebtedness otherwise set forth in this Agreement shall be done in exchange for value and shall not have resulted in Tax liability to the Company.

(e)           No claim has been made by any Taxing Authority in a jurisdiction where The Company does not file Tax Returns that The Company is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns.

(f)           None of the assets or properties of The Company constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code.  The Company is not a party to any “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, or to any “long-term contract” within the meaning of Section 460 of the Code. The Company has never ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. PETLIFE is not a “foreign person” within the meaning of Section 1445 of the Code.

(g)           The Company has not agreed to or is not required to make by reason of a change in accounting method or otherwise, or could be required to make by reason of a proposed or threatened change in accounting method or otherwise, any adjustment under Section 481(a) of the Code.  The Company has not been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 5-year period ending as of the date of this Agreement.

(h)           The Company has no subsidiaries or Affiliates, whether incorporated in the United States or any foreign jurisdiction.

(i)           The Company (i) has never been a party to any Tax allocation or sharing agreement or Tax indemnification agreement, (ii) has never been a member of an affiliated, consolidated, condensed or unitary group, and (iii) does not have any Liability for or obligation to pay Taxes of any other Person under Treas. Reg. 1.1502-6 (or any similar provision of Tax Law), or as transferee or successor, by Contract or otherwise.  The Company is a not party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income tax purposes.

(j)           The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Effective Time, or (iii) prepaid amount received on or prior to the Effective Time.

(k)           The Company has not entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(l)           The Company is not aware of any person person who the Company reasonably believes is, with respect to the Company, a “disqualified individual” within the meaning of Section 280G of the Code and the Regulations thereunder.

5.7.   Material Contracts.  The Company is not a party to any Material Contracts (for the purpose of this Section, the term “Material Contracts” has the meaning set forth in Section 4.15).

5.8    Real Property.  The Company does not own or lease any real property.

Exhibit 10.1 -- Page 16

5.9   Compliance with Law.  The Company is in compliance with all applicable federal, state, local and foreign laws and regulations relating to the protection of the environment and human health.  There are no claims, notices, actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of the Company, threatened against the Company that are based on or related to any environmental matters or the failure to have any required environmental permits, and there are no past or present conditions that the Company has reason to believe are likely to give rise to any material liability or other obligations of the Company under any environmental laws.  The Company has never been classified as a “shell company” for the purpose of Item 1101(b) of Regulation AB.

5.10   Permits and Licenses.  The Company has all certificates of occupancy, rights, permits, certificates, licenses, franchises, approvals and other authorizations as are reasonably necessary to conduct its business and to own, lease, use, operate and occupy its assets, at the places and in the manner now conducted and operated, except those the absence of which would not materially adversely affect its respective business.

5.11   Litigation.  Litigation.  To the best of the Company’s knowledge, (i) there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company, which (a) individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company, or (b) seeks to and is reasonably likely to significantly delay or prevent the consummation of the Share Exchange, (ii) there is no Proceeding against any current or, to the Company’s Knowledge, former director or employee of the Company with respect to which the Company has or is reasonably likely to have an indemnification obligation, and (iii) Neither the Company nor any property or asset of the Company is in violation of any Order having, individually or in the aggregate, a Material Adverse Effect on the Company.

5.12   Insurance.  The Company does not currently maintain any form of insurance.

5.13   Patents, Trademarks and Intellectual Property Rights.  The Company does not own or possess any patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, Internet web site(s) or proprietary rights of any nature.

5.14           Related Party Transactions.  There are no outstanding Contracts of any kind, written or oral, entered into by Company or any of its Subsidiaries with, or for the benefit of, any officer, director or stockholder of  the Company or, to the Knowledge of the Company, any Affiliate of any of them, except in each case, for (a)  reimbursements of ordinary and necessary expenses incurred in connection with their services, (b) the occupancy of certain of Company’s facilities which do not provide for the payment of significant amounts of rent, (c) as may have otherwise been disclosed in the Company SEC Reports.

5.15           No Illegal Payments.  None of the Company, any of its Subsidiaries or, to the Knowledge of  the Company, any Affiliate, officer, agent or employee thereof, directly or indirectly, has, since inception, on behalf of or with respect to the Company or any of its Subsidiaries, (a) made any unlawful domestic or foreign political contributions, (b) made any payment or provided services which were not legal to make or provide or which the Company, any of its Subsidiaries or any Affiliate thereof or any such officer, employee or other Person should reasonably have known were not legal for the payee or the recipient of such services to receive, (c) received any payment or any services which were not legal for the payer or the provider of such services to make or provide, (d) had any material transactions or payments which are not recorded in its accounting books and records, or (e) had any off-book bank or cash accounts or “slush funds.”

5.16           Antitakeover Statutes.  The Company has taken all action believed to be necessary to exempt the Exchange Agreement, and the Transactions from the DGCL.

5.17           Brokers or Finders.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Exhibit 10.1 -- Page 17

5.18           Labor and Employment Matters.  The Company does not have any current employees.  In addition:

 (a)           The Company has complied in all material respects with each, and is not in violation in any material respect of any, Law relating to anti-discrimination and equal employment opportunities and there are, and have been, no material violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person.

(b)           The Company has paid or properly accrued in the Ordinary Course of Business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(c)           The Company is not a party to any Contract which restricts The Company from relocating, closing or terminating any of its operations or facilities or any portion thereof.  The Company has not effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) or (ii) a “mass lay-off” (as defined in the WARN Act), in either case affecting any site of employment or facility of The Company, except in accordance with the WARN Act.  The consummation of the Share Exchange will not create Liability for any act by The Company on or prior to the Closing Date under the WARN Act or any other Law respecting reductions in force or the impact on employees on plant closings or sales of businesses.

(g)           The consummation of the Share Exchange shall not have resulted in breach of any employment Agreement.

(h)           To the best of the Company’s Knowledge, the Company has no outstanding liability for unpaid wages, accrued benefits, or any other employment related liability.

5.19             Environmental.  To the best of the Company’s Knowledge, it is not subject Environmental Permit, is not in violation of any Environmental Law, whether by reason of its current or past operations, and is not subject to any past, present, or threatened Proceeding involving any claim under Environmental Law.

5.20           Solvency. No Order has been made, petition presented, or resolution passed for the winding up (or other process whereby the business is terminated and the assets of the subject company are distributed among its creditors and/or shareholders) of the Company.  There are no cases or Proceedings of any kind pending under any applicable insolvency, reorganization or similar Law in any jurisdiction concerning the Company, and no circumstances exist which, under applicable Law, would justify any such cases or Proceedings.  No receiver or trustee has been appointed with respect to all or any portion of the Company’s business or assets.

5.21           Change in Control.  The Company is not a party to any Contract that contains a “change in control,” “potential change in control” or similar provision.

5.22           Powers of Attorney.  There are no material outstanding powers of attorney executed on behalf of theCompany.

5.23           Material Disclosures.  No statement, representation or warranty made by the Company in this Agreement, or in any certificate, statement, list, schedule or other document furnished or to be furnished to the Company hereunder, contains, or when so furnished will contain, any untrue statement of a material fact, or fails to state, or when so furnished will fail to state, a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are or will be made, not misleading.

Exhibit 10.1 -- Page 18

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE CLOSING OF ESCROW

6.1           Conduct of Business by PETLIFE Pending the Share Exchange.  PETLIFE each covenants and agrees that, that following the Closing and until all post-closing conditions set forth in this Agreement are satisfied (“Escrow Closing Date”): (1) the business of PETLIFE and any of their Subsidiaries shall be conducted only in, and PETLIFE and any such Subsidiaries shall not take any action except in, the Ordinary Course of Business, (2) PETLIFE shall use all reasonable efforts to preserve substantially intact their business organizations, to keep available the services of the current officers, employees and consultants of PETLIFE and any of their Subsidiaries and to preserve the current relationships of PETLIFE and such Subsidiaries with customers, suppliers and other persons with which PETLIFE and any of their Subsidiaries have significant business relations, (3) comply with all applicable Laws, (4) prepare and timely file all foreign, Federal, state and local Tax Returns as required by applicable Law, and make timely payment of all applicable Taxes when due, (5) use reasonable efforts to obtain, prior to the Escrow Closing Date, all Required PETLIFE Consents, (6) take all actions to be in substantial compliance with all PETLIFE Permits, (7) make full and timely payment of all amounts required to be contributed under the terms of each Benefit Plan and applicable Law or required to be paid as expenses under any such Benefit Plan, and (8) PETLIFE will not, and will not permit any Subsidiary to:

(a)           amend or otherwise change its Articles of Incorporation or Bylaws;

(b)           issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any Shares of PETLIFE.

 (c)            (i) increase the compensation payable or to become payable to any director, officer or other employee, or grant any bonus, to, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of PETLIFE or any Subsidiary or enter into or amend any collective bargaining agreement, or (ii) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation or other plan, trust or fund for the benefit of any director, officer or class of employees;

(d)           settle or compromise any pending or threatened litigation which is material or which relates to the Transactions;

(e)           grant or convey to any Person any rights, including, but not limited to, by way of sale, license or sub-license, in any of the PETLIFE Intellectual Property;

(f)           make any Tax election, change its method of Tax accounting or settle any claim relating to Taxes;

(j)           make any change in any of PETLIFE’s or any of its Subsidiaries accounting methods or in the manner of keeping each of their respective books and records or any change in any of their respective current practices with respect to inventory, sales, receivables, payables or accrued expenses;

(g)           file or cause to be filed any registration statements under the Securities Act or Exchange Act relating to any of its capital stock or other securities;

(h)           take any action or omit to do any act within its reasonable control which action or omission is reasonably likely to result in any of the conditions to the Share Exchange not being satisfied, except as may be required by applicable Law;

(i)           take or omit to take any action that would result in its representations and warranties hereunder being rendered untrue in any material respect; or

(j)           agree to do any of the foregoing.

Exhibit 10.1 -- Page 19

6.2           Conduct of Business by the Company Pending the Share Exchange.  The Company covenants and agrees that, following the Closing and until the Escrow Closing Date, (i) the businesses of the Company shall be conducted only in the Ordinary Course of Business consistent with past practice, (ii) Company shall timely file all Company SEC Reports as may be required under the Exchange Act (including any extensions afforded by way of compliance with Rule 12b-25 thereunder if applicable), (iii) Company shall comply with all applicable Laws, (iv) Company shall prepare and timely file all foreign, Federal, state and local Tax Returns as required by applicable Law, and make timely payment of all applicable Taxes when due, (v) Company shall not amend any of the terms or provisions of the Company Common Stock except as necessary to effect the Transactions contemplated hereunder, (vi) Company shall not take any action or omit to do any act within its reasonable control which action or omission is reasonably likely to result in any of the conditions to the Share Exchange not being satisfied, except as may be required by applicable Law, and (vii) Company shall not take or omit to take any action that would result in its representations and warranties hereunder being rendered untrue in any material respect.  In ad addition, the Company shall not, without PETLIFE’s express written consent:

(a)           amend or otherwise change its Articles of Incorporation or Bylaws, except in furtherance eo this Agreement;

(b)           issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any Shares of the Company, except in furtherance eo this Agreement.

 (c)            (i) increase the compensation payable or to become payable to any director, officer or other employee, or grant any bonus, to, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or enter into or amend any collective bargaining agreement, or (ii) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation or other plan, trust or fund for the benefit of any director, officer or class of employees;

(d)           settle or compromise any pending or threatened litigation which is material or which relates to the Transactions;

(e)           grant or convey to any Person any rights, including, but not limited to, by way of sale, license or sub-license, in any of the the Company’s intellectual property, if any;

(f)           make any Tax election, change its method of Tax accounting or settle any claim relating to Taxes;

(j)           make any change in any of the Company’s accounting methods or in the manner of keeping each of their respective books and records or any change in any of their respective current practices with respect to inventory, sales, receivables, payables or accrued expenses;

(g)            take any action or omit to do any act within its reasonable control which action or omission is reasonably likely to result in any of the conditions to the Share Exchange not being satisfied, except as may be required by applicable Law;

(h)           take or omit to take any action that would result in its representations and warranties hereunder being rendered untrue in any material respect; or

(i)           agree to do any of the foregoing.

Exhibit 10.1 -- Page 20

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1           Certain Corporate and Securities Compliance.

(a)           PETLIFE hereby agrees that, as soon as practicable after the execution of this Agreement, it shall take whatever action may be reasonably necessary to  have its financial statements audited by an independent auditing firm duly registered with the PCAOB, and immediately make available such audited financial statements to the Company.

(b)           As soon as practicable after the execution of this Agreement, the Company, with the fullest of cooperation and assistance of PETLIFE applying its best efforts, shall prepare an initial draft of the Form 8-K, and 14C Information Statement.

7.2           Regulatory Approvals.

(a)           Each of the Company and PETLIFE shall promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Authorizations, Orders, declarations and filings with, and notices to, any Governmental Authority required to be obtained or made by it for the consummation of the Transactions.  Each Party shall cooperate with and promptly furnish information to the other Parties necessary in connection with any requirements imposed upon such other Parties in connection with the consummation of the Share Exchange.

(b)           Each of the Company, PETLIFE shall give the other reasonable prior notice of any communication with, and any proposed understanding or agreement with, any Governmental Authority regarding any Authorizations, Orders, declarations and filings with, and notices to, any Governmental Authority, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed communication, understanding or agreement with any Governmental Authority with respect to the Share Exchange and the Transactions.  Notwithstanding the foregoing, neither the Company nor PETLIFE shall be required to nor any of their respective Affiliates shall have any obligation to contest, administratively or in court, any ruling, order or other action of any Governmental Authority or any other Person respecting the Transactions.

7.3           Public Announcements.  If there is an initial press release relating to this Agreement, it shall be a joint press release the text of which shall have been agreed to in writing in advance by PETLIFE and the Company. Thereafter, PETLIFE and the Company shall not issue any press release or otherwise make any public statements with respect to this Agreement or any of the Transactions without the prior written consent of the other Party; provided, however, that a Party may, without such consent (but after prior consultation to the extent practicable under the circumstances), issue such press releases and make such public statements and/or disclosures that it reasonably determines are required under applicable Law, including without limitation the Exchange Act, or the rules of the OTCQB.  Notwithstanding the foregoing, a Party may make public statements in response to questions from the press, analysts and investors and make internal announcements to employees, so long as such statements and announcements are accurate and not misleading, consistent with previous press releases or public statements made jointly by the Company, PETLIFE.

7.4           Affiliates.  Not less than five (5) days prior to the date upon which this Agreement is submitted for adoption by PETLIFE Stockholders, PETLIFE shall deliver to the Company a letter identifying all Persons who, in the judgment of PETLIFE, may be deemed at the time this Agreement is submitted for adoption by PETLIFE Stockholders, “affiliates” of PETLIFE for purposes of Rule 145 under the Securities Act, and such list shall be updated as necessary from time to time to reflect changes from the date thereof.

7.5           Consents.  PETLIFE shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to obtain all Required PETLIFE Consents.

Exhibit 10.1 -- Page 21

7.6           Notification of Certain Matters.   Each of the Company and PETLIFE shall give prompt notice to the other Party of any fact, event or circumstance known to it (a) that individually or taken together with all other facts, events and circumstances known to it, has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or PETLIFE or a Material Adverse Effect on PETLIFE or the Company and its Subsidiaries, in each case taken as a whole, (b) that would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein, (c) that would cause the failure of any condition precedent to its obligations, (d) regarding any consent of a third party that is or may be required in connection with the Share Exchange, (e) relating to any notice or other communication from any Governmental Authority in connection with the Share Exchange, or (f) in respect of any Proceedings commenced relating to it or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed; provided, however, that the delivery of any notice pursuant to this Section 7.6 shall not prevent or cure any misrepresentations, breach of warranty or breach of covenant.

7.7           Conveyance Taxes.  Each of the Company PETLIFE shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any Taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Closing Date.

7.8           Post-Closing Current Report Filing on Form 8-K.  Within four (4) Business Days of the Closing Date, Company (following the change of control contemplated by the Share Exchange) shall file with the SEC a current report on Form 8-K regarding consummation of the Share Exchange pursuant to Items 5.01, 5.02, and/or 5.06 of such form (or such other Items as may otherwise be appropriate).

7.9           Further Assurances.  Upon the terms and subject to the conditions hereof, each of the Parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required from time to time to carry out the provisions hereof and consummate the Share Exchange and the other Transactions.

7.10           Consent as to Stock Splits.  PETLIFE each agree that upon Closing of the transactions contemplated under this Agreement, that the Company and its Board of Directors shall be prohibited from recommending or otherwise effecting any reverse stock split for a period of 24 months from the Closing Date without the prior written consent from Randall J. Lanham, who may withhold such consent in his sole and absolute discretion; and that this covenant shall survive any change of control of the Company.

ARTICLE VIII

ADDITIONAL POST-CLOSING DUTIES: DELIVERIES TO ESCROW AGENT

8.1   Duties and deliveries by the Company.  Following Closing, the Company shall have the following additional obligations and shall be required to make the following deliveries to Escrow Agent:

 (b)   The Board of Directors of the Company shall unanimously approve and deliver to Davisson & Associates, PA (the "Escrow Agent") in escrow, resolutions with respect to: (i) approving the Share Exchange and the other actions set forth herein; (ii) increasing or directing the size of the Company’s Board of Directors (the “Board”) to be a number of members as determined by PETLIFE; and (iii) an amendment to the Company’s Certificate of Incorporation  changing its name to “PETLIFE, INC.”

(c)   The Company shall prepare and deliver to PETLIFE for review, a Form 8-K filing as required to be filed with the Securities and Exchange Commission in connection with the execution of this Agreement;

(d)   The Company shall take such actions as are required such that at Closing there shall be a total of 50,000,000 shares of Common Stock issued after giving effect to the acquisition of the PETLIFEs Shareholders and their designees of 40,000,000 shares of the Common Stock, pursuant to instructions to be delivered to Escrow Agent following the Closing.

Exhibit 10.1 -- Page 22

(e)   The Company shall, if required, prepare and deliver to PETLIFE for review, a Schedule 14-F filing to be filed with the Commission on the Closing date;

(f)   The Company shall, if required, deliver letters of resignation of its current officers and directors to be effective ten (10) days following the filing of the Schedule 14-F;

(g)   The Company shall have delivered deliver to the Escrow Agent a total of 40,000,000 shares of Common Stock of the Company for delivery to the PETLIFEs shareholders and their designees;

(h)   The Company shall use its reasonable best efforts to prepare and complete the documents necessary to be filed with local, state and federal authorities to consummate the transactions contemplated hereby, including a Schedule 14C Information Statement or 14A Proxy Statement as to the amendment to the Articles of Amendment to Certificate of Incorporation (the “Articles of Amendment”) as required to effectuate the terms and conditions of this Agreement and clear comments with the SEC as to same as may be required;

(i)  The Company shall have prepared and submitted to PETLIFE Parties, the proposed capitalization table demonstrating the ownership of the Company at Escrow Closing Date;

(j)  The Company shall provide proof that the Company’s Indebtedness has been paid off, converted into stock or otherwise cancelled on or before Escrow Closing;

(k)  To the extent any debt of the Company shall have been exchanged for any shares in the Company, the shares so issued shall be restricted and the issuance thereof shall not cause the condition set forth in paragraph (e) of this Section and Article V to be or become untrue.

                       (l)   The Company shall have received all of the regulatory, stockholder and other third party consents, permits, approvals and authorizations necessary to consummate the transactions contemplated by this Agreement;

(m)   The Company shall have complied with Rule 14f-1 of the Exchange Act, if required; and

(n)   To the extent that the trade liabilities of the Company exceed $20,000 as of the Closing, the Company shall have satisfied and paid such excess liabilities in full.

8.2   Duties and Deliveries by PETLIFE.  Following Closing, PETLIFE Parties shall have the following additional obligations and shall be required to make the following deliveries to Escrow Agent:

(a)   PETLIFE shall have received all of the regulatory, Shareholder and other third party consents, permits, approvals and authorizations necessary to consummate the transactions contemplated by this Agreement; and

(b)   PETLIFE Shareholders shall have delivered to the Company’s Escrow Agent, certificates representing the Exchangeable Shares and any other duly executed instruments of transfer as shall be required to transfer the PETLIFE Shares to the Company.

Exhibit 10.1 -- Page 23

ARTICLE IX

AMENDMENT AND WAIVER

9.1           Amendment.  This Agreement may be amended by the Company and PETLIFE by action taken by or on behalf of their respective boards of directors at any time prior to the Closing Date;  provided, however, that, (i) any such amendment is in writing signed by each of the Parties,  and (ii) after approval of the matters presented in connection with the Share Exchange Agreement by the PETLIFE Shareholders, no amendment shall be made which by Law requires further approval by the PETLIFE Shareholders without such further approval, including without limitation any amendment which would reduce the amount or change the type of consideration into which each Member Interest of PETLIFE shall be exchanged upon consummation of the Share Exchange.

9.2           Waiver.  At any time prior to the Closing Date, any Party hereto may (a) extend the time for the performance of any obligation or other act of any other Party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.  No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  To the maximum extent permitted by Law, (i) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given, and (ii) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand.

ARTICLE X

GENERAL PROVISIONS

10.1           Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by FedEx, UPS, USPS, or DHL as established by the sender by evidence obtained from such courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day; or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows:

If to PETLIFE:

PETLIFE CORPORATION

433 N Camden Dr. 6th Floor

Beverly Hills, CA 90210

With a copy to:

Law Offices of Mark Rabinovich, PC

Mark Rabinovich

17337 Ventura Blvd., Suite 228

Encino, CA 91316

Exhibit 10.1 -- Page 24

If to the Company:

CLEAR TV VENTURES, INC.

(Clear TV Ventures, Inc.).

Randall Lanham

28562 Oso Parkway, Unit D

Rancho Santa Margarita, CA 92688

With a copy to:

Davisson & Associates, PA

Peder K. Davisson

4124 Quebec Avenue North, Suite 306

Minneapolis, MN  55427

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

10.2           Certain Definitions.  For purposes of this Agreement, the following terms, in their capitalized forms, shall have the correspondingly ascribed meanings:

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, through one or more intermediaries, Controls, is Controlled By, or is Under Common Control With, such specified Person.

“Applicable Rate” means the corporate base rate of interest publicly announced from time to time by Citibank N.A. plus 2% per annum.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Authority or pursuant to any Law.

“Beneficial Owner” with respect to any shares means a Person who shall be deemed to be the beneficial owner of such shares (i) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such Person or any of its Affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its Affiliates or associates or any Person with whom such Person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares, or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder.

“Benefit Plan” means any “employee benefit plan” as defined in 3(3) of ERISA, including any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (d) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA.

Exhibit 10.1 -- Page 25

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day other than Saturday, Sunday or other day on which banks located in New York City are required or authorized by Law to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.

“Contaminant” means, in relation to any Software, any virus or other intentionally created, undocumented contaminant.

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order and purchase order.

“Control” (including the terms “Controlled By” and “Under Common Control  With”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“Copyrights” means registered and unregistered copyrights in both published and unpublished works.

“Damages” means all Proceedings, demands, claims, assessments, losses, damages, costs, expenses, Liabilities, obligations, injunctions, judgments, Orders, decrees, rulings, awards, fines, sanctions, penalties, charges, Taxes and amounts paid in settlement, including, without limitation, (i) interest on cash disbursements in respect of any of the foregoing at the Applicable Rate, compounded quarterly, from the date each such cash disbursement is made until the Person incurring the same shall have been indemnified in respect thereof, and (ii) reasonable costs, fees and expenses of attorneys, accountants and other agents of the relevant Person.

“Disabling Codes” means, with respect to any Software, any disabling codes or related instructions.

“Environment” means all air, surface water, groundwater, land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

“Environmental Action” means any Proceeding brought or threatened under any Environmental Law or otherwise asserting the incurrence of Environmental Liabilities.

“Environmental Clean-Up Site” means any location which is listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state or foreign list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened Proceeding related to or arising from any alleged violation of any Environmental Law, or at which there has been a threatened or actual Release of a Hazardous Substance.

Exhibit 10.1 -- Page 26

“Environmental Laws” means any and all applicable Laws and Authorizations issued, promulgated or entered into by any Governmental Authority relating to the Environment, worker health and safety, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Substances, whether now existing or subsequently amended or enacted, including but not limited to: CERCLA; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; RCRA; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and any similar or implementing state or local Law, and any non-U.S. Laws and regulations of similar import, and all amendments or regulations promulgated thereunder; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to Hazardous Substances.

“Environmental Liabilities” means, with respect to any party, Liabilities arising out of (A) the ownership or operation of the business of such party or any of its Subsidiaries, or (B) the ownership, operation or condition of the Real Property or any other real property currently or formerly owned, operated or leased by such party or any of its Subsidiaries, in each case to the extent based upon or arising out of (i) Environmental Law, (ii) a failure to obtain, maintain or comply with any Environmental Permit, (iii) a Release of any Hazardous Substance, or (iv) the use, generation, storage, transportation, treatment, sale or other off-site disposal of Hazardous Substances.

“Environmental Permit” means any Authorization under Environmental Law, and includes any and all Orders issued or entered into by a Governmental Authority under Environmental Law.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“FINRA” mean the Financial Industry Regulatory Authority.

“GAAP” means U.S. Generally Accepted Accounting Principles.

“Governmental Authority” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“Hazardous Substances” means all explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials, chemicals or substances which are regulated by, form the basis of liability or are defined as hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law, including materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous pursuant to Section 101(14) of CERCLA.

Exhibit 10.1 -- Page 27

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the Ordinary Course of Business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.

“Intellectual Property” means: (i) Proprietary Information; (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) Software; and (v) Intellectual Property Rights, including all Patents, Copyrights, Marks, trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

“Intellectual Property Rights” means all forms of legal rights and protections that may be obtained for, or may pertain to, any Intellectual Property in any country of the world.

“Knowledge” of a given party (or any similar phrase) means, with respect to any fact or matter, the actual knowledge of the directors and executive officers of such party and each of its Subsidiaries, together with such knowledge that such directors, executive officers and other employees could be expected to discover after due investigation concerning the existence of the fact or matter in question.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Authority.

“Liability” or “Liabilities” means any liability, Indebtedness or obligation of any kind, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether secured or unsecured, whether joint or several, whether due or to become due, whether vested or unvested, including any liability for Taxes.

“Liens” means any liens, claims, charges, security interests, mortgages, pledges, easements, conditional sale or other title retention agreements, defects in title, covenants or other restrictions of any kind, including, any restrictions on the use, voting, transfer or other attributes of ownership.

“Marks” means trademarks, service marks and other proprietary indicia (whether or not registered).

“Material Adverse Effect” means, with respect to any Person, any state of facts, development, event, circumstance, condition, occurrence or effect that, individually or taken collectively with all other preceding facts, developments, events, circumstances, conditions, occurrences or effects (a) is materially adverse to the condition (financial or otherwise), business, operations or results of operations of such Person, (b) impairs the ability of such Person to perform its obligations under this Agreement, or (c) delays the consummation of the Share Exchange.

“Operative Agreements” means, collectively, this Agreement, the Voting Agreement and the Affiliate Agreements.

“Order” means any award, injunction, judgment, decree, stay, order, ruling, subpoena or verdict, or other decision entered, issued or rendered by any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

Exhibit 10.1 -- Page 28

“OTCQB” means the Over-The-Counter Bulletin Board, operated by NASDAQ.

“Patents” means letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCBs” means polychlorinated biphenyls.

“Permitted Liens” means, with respect to any party, (i) Liens for current real or personal property taxes not yet due and payable and with respect to which such party maintains adequate reserves, (ii) workers’, carriers’ and mechanics’ or other like Liens incurred in the Ordinary Course of Business with respect to which payment is not due and that do not impair the conduct of such party’s or any of its Subsidiaries’ business in any material respect or the present or proposed use of the affected property and (iii) Liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, Governmental Authority, a person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), or any political subdivision, agency or instrumentality of a Governmental Authority, or any other entity or body.

“Proceeding” or “Proceedings” means any actions, suits, claims, hearings, arbitrations, mediations, Proceedings (public or private) or governmental investigations that have been brought by any governmental authority or any other Person.

“Proprietary Information” means, collectively, inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials.

“Public Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software or similar licensing or distribution models, including Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License or Lesser/Library GPL; (ii) Mozilla Public License; (iii) Netscape Public License; (iv) Sun Community Source/ Industry Standard License; (v) BSD License; and (vi) Apache License.

“RCRA” means the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the Environment.

 “PETLIFE ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an

“affiliated services group” with, the Company or any of its Subsidiaries, as defined in Section 414(b), (c), (m) or (o) of the Code.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

Exhibit 10.1 -- Page 29

“Software” means, collectively, computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof.

“Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (a) such party or any subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its subsidiaries.

“Systems” means, in relation to any Person, any of the hardware, software, databases or embedded control systems thereof.

“Tax” or “Taxes” means any means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental (including taxes under Code §59A), profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority having jurisdiction with respect to any Tax.

“Trading Day” means any day on which the NASDAQ Stock Market is open for trading.

“$” means United States dollars.

10.3           Interpretation.

(a)           The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)           The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)           When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d)           The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e)           A reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns.

Exhibit 10.1 -- Page 30

(f)           Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g)           The Parties have participated jointly in the negotiation and drafting of this Agreement.  Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(h)           All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

10.4           Survival.  The representations and warranties and covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except that the covenants and agreements set forth in Articles I, II, VII and this Article X, in each case as they relate to any post-Closing matters, and including without limitation any provisions for the benefit of third parties, shall survive the Effective Time.

10.5           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

10.6           Assignment; Binding Effect; Benefit.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective executors, heirs, personal representatives successors and assigns.  Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article II, and Sections 1.1, 1.3, 7.9, which are intended to benefit and be enforceable by third parties as specifically set forth therein, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

10.7           Fees and Expenses.  All fees and expenses incurred in connection with the Share Exchange, the other Transactions, and this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Share Exchange is consummated; provided, however, that:

(a)           Company shall pay the reasonable legal, accounting, independent auditing, and EDGARization service fees and expenses of the Company in connection with the preparation and filing of any and all required reports to be filed under the Exchange Act from and after the date of this Agreement through the earlier of (i) four (4) Business Days following the Closing Date, or (ii) the time at which this Agreement shall have been terminated, if at all, in accordance with Article IX hereof; provided, however, that any amounts owed as of Closing hereunder shall be paid directly to the vendors of the Company as directed by Company no later than Closing;

(b)           Company shall be free at all times to select the professional service firms that it utilizes in respect of 10.7 (a) and (b) above in its exclusive discretion, and, without limiting the foregoing, it is acknowledged that Company is utilizing the services of Davisson & Associates, PA as legal counsel for certain aspects of the legal work involved in this process (at a rate of $450/hr.) and may use other law firms for other aspects (at rates that may be comparable or higher).

10.8           Specific Performance.  The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

Exhibit 10.1 -- Page 31

10.9           Governing Law.  This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Nevada, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Nevada or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Nevada.

10.10           Consent to Service; Waiver of Jury Trial.  Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any Proceeding in Minnesota with respect to any matters to which it has submitted to jurisdiction in this Section 10.10.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.11           Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.12           Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission or PDF via e-mail) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.13           Entire Agreement.  This Agreement, the Company Disclosure Schedule, the PETLIFE Disclosure Schedule and any documents delivered by the Parties in connection herewith constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the Parties with respect thereto.  Except as otherwise provided herein, no addition to or modification of any provision of this Agreement shall be binding upon any Party hereto unless made in writing and signed by all Parties hereto.

Exhibit 10.1 -- Page 32

IN WITNESS WHEREOF, the Parties have executed this Agreement or caused this Agreement to be executed by the respective officers thereunto duly authorized, in each case as of the date first written above.

PETLIFE, INC.

By:	/s/ Arthur Mikaelian	April 17, 2014
	Arthur Mikaelian, President	Date

CLEAR TV VENTURES, INC.

By:	/s/ Randall Lanham	April 17, 2014
	Randall Lanham, CEO	Date

Agreed and Accepted

MEDOLIFE INTERNATIONAL, INC.

By:	/s/ Arthur Mikaelian	April 17, 2014
	Arthur Mikaelian, President	Date

By:	:/s/ Arthur Mikaelian	April 17, 2014
	Arthur Mikaelian, Individually	Date

Exhibit 10.1 -- Page 33

PETLIFE INC.

SHAREHOLDER SIGNATURE PAGE TO

SHARE EXCHANGE AGREEMENT

By and among

CLEAR TV VENTURES, INC.

PETLIFE, INC.

and

the Shareholders of PETLIFE INC.

The undersigned Shareholders hereby execute and deliver the Share Exchange Agreement (the “Agreement”) to which this Signature Page is attached, which, together with all counterparts of the Agreement and Signature Pages of the other parties named in said Agreement, shall constitute one and the same document in accordance with the terms of the Agreement.

 ___________________________________

Signature

Print Name:_________________________

 ___________________________________

Signature

Print Name:_________________________

 ___________________________________

Signature

Print Name:_________________________

 ___________________________________

Signature

Print Name:_________________________

 ___________________________________

Signature

Print Name:_________________________

 ___________________________________

Signature

Print Name:_________________________

Exhibit 10.1 -- Page 34